UNITED STATES

 SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 21, 2007

TYCO ELECTRONICS LTD.

 (Exact Name of Registrant as Specified in its Charter)

Bermuda	98-0518048
(Jurisdiction of Incorporation)	(IRS Employer Identification Number)

001-33260

(Commission File Number)

Second Floor, 96 Pitts Bay Road

Pembroke, HM 08, Bermuda

 (Address of Principal Executive Offices, including Zip Code)

441-294-0607

(Registrant’s Telephone Number, including Area Code)

Check the appropriate box below if the form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2 (b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01                                       OTHER EVENTS

On September 21, 2007, Tyco Electronics Ltd. (“Tyco Electronics”) issued a press release announcing that its wholly-owned subsidiary, Tyco Electronics Group S.A. (“TEGSA”), priced an offering of $2.05 billion aggregate principal amount of fixed rate senior notes to qualified institutional buyers pursuant to Rule 144A of the Securities Act of 1933 (the “Securities Act”) and to non-U.S. persons in reliance on Regulation S under the Securities Act. A copy of the press release is attached as Exhibit 99.1 hereto and is incorporated herein by reference.

The $800,000,000 Senior Notes due 2012 will be issued at a price of 99.956%, plus accrued interest, and will bear interest at a rate of 6.00% per year, payable semi-annually; the $750,000,000 Senior Notes due 2017 will be issued at a price of 99.665%, plus accrued interest, and will bear interest at a rate of 6.55% per year, payable semi-annually; and the $500,000,000 Senior Notes due 2037 will be issued at a price of 99.544%, plus accrued interest, and will bear interest at a rate of 7.125% per year, payable semi-annually.

The notes will be TEGSA’s senior unsecured obligations and will rank equally in right of payment with all of its existing and future senior debt, and senior to any subordinated indebtedness that TEGSA may incur.  These notes are fully and unconditionally guaranteed on a senior unsecured basis by Tyco Electronics Ltd.

The transaction is expected to settle on September 25, 2007.

Tyco Electronics intends to use the net proceeds of the offering to repay a portion of its borrowings under its unsecured bridge loan facility, of which $2.7 billion was drawn as of September 21, 2007.

The information contained in this report is neither an offer to sell nor a solicitation of an offer to buy any of the notes.  The notes will not be registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act.

ITEM 9.01             FINANCIAL STATEMENTS AND EXHIBITS
(c)           Exhibits

Exhibit No.	Description
99.1	Press Release dated September 21, 2007

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TYCO ELECTRONICS LTD.
(Registrant)

By:	/s/ Terrence R. Curtin
Terrence R. Curtin Executive Vice President and Chief Financial Officer

Date: September 24, 2007

Exhibit Index

Exhibit No.	Description
99.1	Press Release dated September 21, 2007